Exhibit 99.1

11011 Sunset Hills Rd. Reston, VA 20190 www.generaldynamics.com	News

Contact: Jeff A. Davis

Tel: 703 876 3483

press@generaldynamics.com

October 7, 2026

Deep Elected CEO of General Dynamics, Novakovic to Executive Chairman

RESTON, Virginia — General Dynamics (NYSE:GD) announced today that its board of directors has elected Danny Deep, who currently serves as president of the company, to be CEO, effective January 1, 2027. Deep will succeed Phebe Novakovic, who will transition to executive chairman after serving as CEO since 2013.

“Danny is a highly skilled executive with rich operating experience. It has been a pleasure working closely with him and I am certain he will be an outstanding CEO,” said Novakovic. “I very much look forward to our continuing collaboration.”

“On behalf of the board, we thank Phebe for her outstanding leadership and lasting contributions to General Dynamics,” said Laura J. Schumacher, independent lead director. “Phebe has led with vision, integrity and a deep commitment to our people and our Ethos. We have greatly benefitted from her efforts in setting a clear strategic vision, creating enduring value and in building a strong and capable leadership team.”

“We look forward to her continuing role with the company and to working together with Danny,” said Schumacher. “We have every confidence that he will continue the outstanding leadership and legacy that Phebe has exemplified.”

“Phebe has been an extraordinary leader for General Dynamics, and I am grateful for the close partnership we’ve shared and the opportunity to continue working together in the future,” said Deep. “I am profoundly honored to be selected as the next CEO of General Dynamics and humbled and deeply thankful for the board’s confidence.”

Deep has been with the company for 25 years, serving in positions of increasing responsibility. Before becoming president of the company in 2025, he served as executive vice president of Global Operations, executive vice president of Combat Systems, and president of Land Systems.

Headquartered in Reston, Virginia, General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; ship construction and repair; land combat vehicles, weapon systems and munitions; and technology products and services. General Dynamics employs more than 120,000 people worldwide and generated $52.6 billion in revenue in 2025. More information is available at www.gd.com.

# # #